EXHIBIT 5.1




                               September 15, 2003


NYMAGIC, INC.
919 Third Avenue, 10th floor
New York NY   10022

Ladies and Gentlemen:

         I am general counsel to NYMAGIC, INC. (the "Company"). In connection with the registration under the Securities Act of 1933, as amended, of up to 2,500,000 shares of the Company's Common Stock, $1.00 par value (the "Shares"), to be offered by the selling shareholders identified in the Company's Registration Statement on Form S-3, Registration No. 333-106547 (the "Registration Statement"), I have examined or am otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Registration Statement, relevant resolutions of the Board of Directors of the Company and such other documents and instruments as I have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,



                                Paul J. Hart